Exhibit 77Q(1)(f)


December 20, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549-7561

Dear Sirs/Madams:

We have read the statements made by Old Westbury Funds, Inc. (the "Registrant"), which we understand will be filed with the Securities and Exchange Commission pursuant to Sub-Item 77K of the Registrant's Form N-SAR for the year ended October 31, 2006. We agree with the statements made therein.

Yours truly,


/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP